Exhibit 99.1

FOR IMMEDIATE RELEASE

ROYAL CARIBBEAN GROUP REPORTS FIRST QUARTER RESULTS THAT EXCEEDED EXPECTATIONS AND PROVIDES AN UPDATE TO FULL YEAR GUIDANCE

MIAMI – April 30, 2026 – Royal Caribbean Group (NYSE: RCL) today reported first quarter Earnings per Share ("EPS") of $3.48 and Adjusted EPS of $3.60. These results were better than the company's guidance due to more favorable revenue, lower costs, and better performance from joint ventures. During the first quarter, the company returned approximately $1.1 billion to shareholders through $836 million of share repurchases and $270 million of dividend payments. Following a record WAVE season, the company continues to see strong demand across its vacation portfolio. Bookings moderated in March and early April for Mediterranean and West Coast of Mexico itineraries due to geopolitical developments. However, they have now recovered and are currently running at a higher pace than the same time last year. The company now expects Adjusted EPS to be in the range of $17.10 to $17.50. The updated guidance reflects higher than anticipated fuel costs (based on current at-the-pump rates) and an impact on Middle Eastern itineraries of TUI Cruises from geopolitical events, as well as lower non-fuel costs and the benefit from recent share repurchases.

“Our strong first quarter results and record WAVE season demonstrate the exceptional appeal and compelling value proposition of our trusted brands, industry-leading ships, and destinations,” said Jason Liberty, Chairman and CEO, Royal Caribbean Group. “Demand for our experiences continues to be strong, and we remain focused on delivering the best vacations responsibly, accelerating revenue growth, and managing costs, all while continuing to invest in our future and drive further differentiation. We expect another year of double-digit revenue and earnings growth, driven by consumers’ preference for our leading brands and expanding portfolio - all supported by our strong booked position, leading margin profile, and fortified balance sheet.”

“We continue to execute on our innovation pipeline and broaden our vacation ecosystem in ways that further strengthen our long-term growth trajectory,” Liberty added. “We are expanding our portfolio through the recent launch of Royal Beach Club Santorini, the upcoming delivery of Legend of the Seas, and the recent orders for Icon VI and Icon VII. Of particular note are the steps we are taking to enhance our loyalty ecosystem, including the recent introduction of the Royal ONE credit card. This is one further step to deepen guest engagement and to position us to capture a greater share of the large and growing global vacation market.”

First Quarter 2026:
•Total revenue was $4.5 billion, an 11% increase year over year. Load factor in the first quarter was 109%.
•Gross Margin Yields increased 6.9% as-reported. Net Yields increased 3.6% as-reported and 2.0% in Constant Currency.
•Gross Cruise Costs per Available Passenger Cruise Days ("APCD") decreased 1.0% as-reported. Net Cruise Costs ("NCC"), excluding Fuel, per APCD increased 0.6% as-reported and decreased 0.5% in Constant Currency.
•Net Income was $0.9 billion or $3.48 per share, Adjusted Net Income was $1.0 billion or $3.60 per share, and Adjusted EBITDA was $1.7 billion.

Full Year 2026 Outlook:
•Revenue is expected to grow roughly 10% year over year. Net Yields are expected to increase 2.3% to 3.3% as-reported and 1.5% to 2.5% in Constant Currency, driven by recent geopolitical developments which affected Mediterranean and West Coast of Mexico itineraries.
•NCC, excluding Fuel, per APCD are expected to increase approximately 0.5% as-reported and be approximately flat in Constant Currency.
•Fuel costs, based on current at-the-pump rates, net of hedging, are expected to be approximately $1.3 billion, or $0.62 per share higher than prior guidance. The company is 59% hedged for the remainder of 2026 at below market rates.
•Adjusted EPS is expected to be in the range of $17.10 to $17.50, representing 11% year over year growth, and a 21% CAGR over the first two years of the company's Perfecta program, which targets a 20% earnings CAGR from 2024 to 2027 and ROIC in the high teens by 2027.

First Quarter 2026 Results
Net Income for the first quarter of 2026 was $0.9 billion or $3.48 per share compared to Net Income of $0.7 billion or $2.70 per share for the same period in the prior year. Adjusted Net Income was $1.0 billion or $3.60 per share for the first quarter of 2026 compared to Adjusted Net Income of $0.7 billion or $2.71 per share for the same period in the prior year. The company also reported total revenues of $4.5 billion and Adjusted EBITDA of $1.7 billion.

Capacity for the first quarter was up 8% year over year and the company delivered memorable vacations to 2.5 million guests, a 12% increase year over year. Total revenue increased 11% year over year. Gross Margin Yields increased 6.9% as-reported, and Net Yields increased 3.6% as-reported (2.0% in Constant Currency), when compared to the first quarter of 2025. Load factor for the quarter was 109%. Net Yield growth exceeded the company's guidance mainly due to higher pricing across key products driven by strong close-in demand and onboard revenue.

Gross Cruise Costs per APCD decreased 1.0% as-reported, compared to the first quarter of 2025. NCC, excluding Fuel, per APCD increased 0.6% as-reported (and decreased 0.5% in Constant Currency), when compared to the first quarter of 2025.

Update on Bookings and Onboard Revenue
The overall demand environment remains strong, and during April, bookings continued to exceed the same period last year, including continued strength in close-in bookings. As a result, the company's booked position enjoys record prices with volumes within historical ranges. Bookings for high-yielding Mediterranean itineraries, which began the year on an exceptionally strong trajectory, moderated following recent geopolitical developments late in the first quarter, partially driven by increased air travel costs, airline capacity reductions, and flight disruptions. In recent weeks, bookings for Mediterranean itineraries have been rebounding for the limited remaining inventory. These factors mainly affect the second and third quarters when these high-yielding itineraries represent a larger share of deployment. Bookings for West Coast of Mexico itineraries also moderated during the quarter, reflecting geopolitical-related considerations specific to that region.

Onboard revenue trends remain strong, with onboard spending continuing to exceed prior‑year levels. This is driven by both guests’ growing demand for onboard and destination experiences and the company’s continued expansion of product offerings both on ship and at destinations. These trends are also supported by more effective and targeted engagement, ensuring the right experiences are matched with the right guests.

“Demand for our vacations remains healthy, with consumers continuing to prioritize experiences even as they navigate the impact of global events,” said Naftali Holtz, Chief Financial Officer, Royal Caribbean Group. “Travel remains a priority for consumers, with guests becoming more selective and value‑focused in how and where they choose to travel. That dynamic aligns well with the attractive value proposition of our experiences, which is why we have done so well historically, even during times of uncertainty.”

Second Quarter 2026
Net Yields are expected to increase approximately 0.9% as-reported and approximately 0.2% in Constant Currency as compared to 2025. The second quarter has higher exposure to higher-yielding itineraries affected by recent global events, with these dynamics also impacting the third quarter.

NCC, excluding Fuel, per APCD, is expected to increase 4.9% to 5.4% as-reported and 4.6% to 5.1% in Constant Currency as compared to 2025. Second quarter cost growth is impacted by significantly increased drydock days year over year, as well as elevated crew movement costs.

Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects second quarter Adjusted EPS to be in the range of $3.83 to $3.93. Adjusted EPS growth for the second quarter would have been approximately 11% excluding geopolitical impacts and other items affecting year-over-year comparability, including the timing of drydocks.

Fuel Expense
Bunker pricing, net of hedging, for the first quarter was $613 per metric ton and consumption was 432,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on current fuel prices, the company has included $346 million of fuel expense in its second quarter guidance at a forecasted consumption of 423,000 metric tons, which is 60% hedged via swaps. For the full year, the company expects fuel expense to be approximately $1.3 billion based on current at-the-pump prices, net of hedging impacts; however fuel expense would be approximately 4% lower if rates were based on the forward curve.

Forecasted consumption is 59%, 49%, 30%, and 15% hedged via swaps for 2026, 2027, 2028, and 2029 respectively. The annual average cost per metric ton of the hedge portfolio is approximately $475, $408, $424, and $451 for 2026, 2027, 2028, and 2029 respectively.

The company provided the following guidance for the second quarter and full year 2026:

FUEL STATISTICS	Second Quarter 2026	Full Year 2026
Fuel Consumption (metric tons)	423,000	1,755,000
Fuel Expenses	$346 million	$1,349 million
	Second Quarter 2026	Remainder of Year 2026
Percent Hedged (fwd. consumption)	60.0%	59.0%

GUIDANCE	As-Reported	Constant Currency
Second Quarter 2026
Net Yields vs. 2025	Approximately 0.9%	Approximately 0.2%
Net Cruise Costs per APCD vs. 2025	6.8% to 7.3%	6.5% to 7.0%
Net Cruise Costs per APCD ex. Fuel vs. 2025	4.9% to 5.4%	4.6% to 5.1%
Full Year 2026
Net Yields vs. 2025	2.3% to 3.3%	1.5% to 2.5%
Net Cruise Costs per APCD vs. 2025	Approximately 1.9%	Approximately 1.5%
Net Cruise Costs per APCD ex. Fuel vs. 2025	Approximately 0.5%	Approximately flat

GUIDANCE	Second Quarter 2026	Full Year 2026
APCDs	13.6 million	56.9 million
Capacity change vs. 2025	4.9%	6.7%
Depreciation and amortization	$465 to $475 million	$1,910 to $1,920 million
Net Interest, excluding loss on extinguishment of debt	$230 to $240 million	$985 to $995 million
Adjusted EPS	$3.83 to $3.93	$17.10 to $17.50

SENSITIVITY	Second Quarter 2026	Full Year 2026
1% Change in Net Yields	$38 million	$156 million
1% Change in NCC excluding Fuel	$17 million	$73 million
	Second Quarter 2026	Remainder of Year 2026
1% Change in Currency	$5 million	$19 million
10% Change in Fuel prices	$12 million	$39 million
100 basis pt. Change in SOFR	$1 million	$8 million

Exchange rates used in guidance calculations
GBP	$1.36
AUD	$0.72
CAD	$0.73
EUR	$1.18

Liquidity
As of March 31, 2026, the Group’s liquidity position was $6.9 billion, which includes cash and cash equivalents and undrawn revolving credit facility capacity.

In February 2026, the company issued $1.25 billion of 4.750% senior unsecured notes due 2033 and $1.25 billion of 5.250% senior unsecured notes due 2038. Proceeds from the offerings were used to refinance senior notes maturing in 2026, with remaining proceeds applied toward the repayment of other existing indebtedness, including term loans. These actions extended the company’s maturity profile and reduced near‑term debt maturities.

Also during the quarter, the company purchased 2.9 million of its shares for a total of $836 million. The company has $1.0 billion remaining under its current share repurchase program authorization.

The company noted that as of March 31, 2026, the scheduled debt maturities for 2026, 2027, 2028, 2029 and 2030 were $1.2 billion, $2.5 billion, $3.1 billion, $1.1 billion, and $1.0 billion respectively.

"With a very strong financial position underpinned by an investment grade balance sheet, ample liquidity, and strong cash flow generation, we are well positioned to continue investing in the business while navigating a dynamic environment,” said Naftali Holtz, Chief Financial Officer, Royal Caribbean Group.

Capital Expenditures and Capacity Guidance
Capital expenditures for the full year 2026 are expected to be approximately $5 billion, based on current foreign exchange rates and are predominantly related to the company's new ship order book and land-based destination initiatives. The company expects to take delivery of Legend of the Seas in the second quarter of 2026 and has committed financing in place. In April the company also announced orders for Icon VI, with committed financing in place, and Icon VII, which is subject to customary closing conditions including financing. Non-new ship related capital expenditures are expected to be $1.8 billion, a significant portion of which includes the company's previously announced private destinations under development.

Capacity changes for 2026 are expected to be 6.7% compared to 2025. Capacity changes for 2027, 2028, and 2029 are expected to be 4%, 6%, and 7%, respectively. These figures do not include potential ship sales or additions that the company may elect in the future.

Conference call scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted Earnings per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the periods presented, these items included (i) other income; and (ii) restructuring charges and other initiative expenses.

Adjusted EBITDA Margin is a non-GAAP measure that represents Adjusted EBITDA (as defined above) divided by total revenues.

Adjusted Gross Margin represents Gross Margin, adjusted for payroll and related, food, fuel, other operating, and depreciation and amortization expenses. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization.

Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. is a non-GAAP measure that represents Net Income attributable to Royal Caribbean Cruises Ltd., excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on extinguishment of debt and inducement expense; (ii) restructuring charges and other initiatives expenses; and (iii) the amortization of the Silversea intangible assets resulting from the Silversea acquisition.

Adjusted Operating Income is a non-GAAP measure that represents operating income including income from equity investments and provision for income taxes but excluding certain items for which we believe adjusting for is meaningful when assessing our operating performance on a comparative basis. We use this non-GAAP measure to calculate ROIC (as defined below).

Available Passenger Cruise Days (“APCD”) is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. We calculate "Constant Currency" by applying the average of the prior period exchange rates for each of the corresponding months, of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents Net Income attributable to Royal Caribbean Cruises Ltd. excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) provision for income taxes. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Margin Yield represent Gross Margin per APCD.

Invested Capital represents the most recent five-quarter average of total debt (i.e., Current portion of long-term debt plus Long-term debt) plus the most recent five-quarter average of Total shareholders' equity. We use this measure to calculate ROIC (as defined below).

Net Cruise Costs and Net Cruise Costs excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses, and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our cost performance. For the periods presented, Net Cruise Costs and Net Cruise Costs excluding Fuel excludes restructuring charges and other initiative expenses.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

Occupancy ("Load factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days ("PCD") represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.
Perfecta Program refers to the multi-year Adjusted EPS and ROIC goals we are seeking to achieve by end of 2027. Under our Perfecta Program, we are targeting 20% compound annual growth rate in Adjusted EPS compared to 2024 and ROIC of 17% or higher by the end of 2027.

Return on Invested Capital ("ROIC") represents Adjusted Operating Income divided by Invested Capital. We believe ROIC is a meaningful measure because it quantifies how efficiently we generated operating income relative to the capital we have invested in the business.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group
Royal Caribbean Group is a leading global vacation company spanning cruise, exclusive destinations, and land-based vacation experiences. The company operates 69 ships sailing to more than 1,000 destinations across all seven continents through its three wholly owned brands -Royal Caribbean, Celebrity Cruises, and Silversea - and a 50% joint venture interest in TUI Cruises which operates the Mein Schiff and Hapag-Lloyd brands.

The Group is expanding its portfolio of private destinations from three to eight by 2028 through its Perfect Day and Royal Beach Club collections, and the company will enter river cruising in 2027 with Celebrity River Cruises. Powered by innovative brands, advanced technology, and an industry-leading loyalty program, the company has built a connected vacation ecosystem, turning the vacation of a lifetime into a lifetime of vacations.

Named to the Fortune World’s Most Admired Companies 2026 list and to Forbes’ 2026 Best American Companies lists, Royal Caribbean Group is guided by its mission to deliver the best vacations responsibly. For more information, visit www.royalcaribbeangroup.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2026 and beyond; anticipated timing for launch of private destinations; our progress toward achievement of our Perfecta program; demand for our brands; expectations on timing for river cruise offerings; future capital expenditures; and expectations regarding our credit profile and fuel expenses. Words such as “anticipate,” “believe,” “committed,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” "encouraged," “project,” "shaping up," "position," "allows," “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: the impact of the economic and geopolitical environment, including changing tariffs and the related uncertainty thereof, on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; changes in operating costs; the unavailability or cost of air service; disease outbreaks and increased concern about the risk of illness on our ships or when travelling to or from our ships, which could cause a decrease in demand, guest cancellations, and ship redeployments; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; the effects of weather, climate events and/or natural disasters on our business; risks related to our sustainability activities; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; unavailability of ports of call; vacation industry competition and increase in industry capacity and overcapacity; inability to manage our cost and capital allocation strategies; the uncertainties of conducting business globally and expanding into new markets and new ventures, including potential acquisitions; issues with travel advisers that sell and market our cruises; reliance on third-party service providers; potential unavailability of insurance coverage; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining data integrity and security; uncertainties of a foreign legal system as we are not incorporated in the United States; our ability to obtain sufficient financing or capital to fund our capital expenditures, operations, debt repayments and other financing needs; our expectation and ability to pay a cash dividend on our common stock in the future; changes to our dividend policy; growing anti-tourism sentiments and environmental concerns; changes in U.S. or other countries' foreign travel policy; impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; fluctuations in foreign currency exchange rates, fuel prices and interest rates; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; our ability to recruit, develop and retain high quality personnel; and pending or threatened litigation, investigations and enforcement actions.
More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent annual report on Form 10-K, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in millions, except per share data)

	Quarter Ended
	March 31,
	2026	2025
Passenger ticket revenues	$3,021	$2,744
Onboard and other revenues	1,431	1,255
Total revenues	4,452	3,999
Cruise operating expenses:
Commissions, transportation and other	564	522
Onboard and other	212	200
Payroll and related	400	340
Food	264	239
Fuel	265	277
Other operating	542	500
Total cruise operating expenses	2,247	2,079
Marketing, selling and administrative expenses	582	562
Depreciation and amortization expenses	461	412
Operating Income	1,162	945
Other income (expense):
Interest income	5	2
Interest expense, net of interest capitalized	(278)	(249)
Equity investment income	84	48
Other income	2	5
Income before income taxes	976	751
Provision for income taxes	(26)	(16)
Net Income	950	736
Less: Net Income attributable to noncontrolling interest	8	6
Net Income attributable to Royal Caribbean Cruises Ltd.	$941	$730

Earnings per Share:
Basic	$3.49	$2.71
Diluted	$3.48	$2.70

Weighted-Average Shares Outstanding:
Basic	270	269
Diluted	271	276

Comprehensive Income (Loss)
Net Income	$950	$736
Other comprehensive income (loss):
Foreign currency translation adjustments	—	(17)
Change in defined benefit plans	(2)	(4)
Gain on cash flow derivative hedges	221	128
Total other comprehensive income	220	107
Comprehensive Income	1,170	842
Less: Comprehensive Income attributable to noncontrolling interest	8	6
Comprehensive Income attributable to Royal Caribbean Cruises Ltd.	$1,161	$837
__________________________________________________
Certain amounts may not add or calculate due to use of rounded numbers.

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended
	March 31,
	2026	2025

Passengers Carried	2,509,672	2,241,673
Passenger Cruise Days	14,873,199	13,768,332
APCD	13,702,703	12,657,992
Occupancy	108.5%	108.8%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)
	As of
	March 31,	December 31,
	2026	2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$512	$825
Trade and other receivables, net	479	317
Inventories	271	264
Prepaid expenses and other assets	719	690
Derivative financial instruments	223	115
Total current assets	2,204	2,211
Property and equipment, net	35,884	35,696
Operating lease right-of-use assets	611	620
Goodwill	808	808
Other assets	2,483	2,284
Total assets	$41,990	$41,619

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,448	$3,180
Current portion of operating lease liabilities	79	90
Accounts payable	1,010	953
Accrued expenses and other liabilities	1,968	2,026
Derivative financial instruments	12	67
Customer deposits	6,548	5,739
Total current liabilities	11,065	12,055
Long-term debt	19,666	18,165
Long-term operating lease liabilities	599	600
Other long-term liabilities	632	554
Total liabilities	31,962	31,374

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 303,822,400 and 303,054,848 shares issued, March 31, 2026 and December 31, 2025, respectively)	3	3
Paid-in capital	7,867	7,964
Retained earnings	6,460	5,925
Accumulated other comprehensive loss	(385)	(604)
Treasury stock (35,631,237 and 32,631,826 common shares at cost, at March 31, 2026 and December 31, 2025, respectively)	(4,135)	(3,251)
Total shareholders’ equity attributable to Royal Caribbean Cruises Ltd.	9,810	10,037
Noncontrolling Interest	218	208
Total shareholders’ equity	10,028	10,245
Total liabilities and shareholders’ equity	$41,990	$41,619

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOW
(unaudited; in millions)
	Three Months Ended March 31,
	2026	2025
Operating Activities
Net Income	$950	$736
Adjustments:
Depreciation and amortization	461	412
Net deferred income tax benefit	(1)	(1)
Loss (Gain) on derivative instruments not designated as hedges	8	(2)
Share-based compensation expense	38	53
Equity investment income	(84)	(48)
Amortization of debt issuance costs, discounts and premiums	53	23
Loss on extinguishment of debt and inducement expense	60	10
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(173)	(77)
(Increase) decrease in inventories	(7)	9
Increase in prepaid expenses and other assets	(25)	(112)
(Decrease) increase in accounts payable	(8)	22
Decrease in accrued expenses and other liabilities	(279)	(151)
Increase in customer deposits	809	838
Other, net	32	(85)
Net cash provided by operating activities	1,834	1,627
Investing Activities
Purchases of property and equipment	(500)	(428)
Cash received on settlement of derivative financial instruments	17	—
Cash paid on settlement of derivative financial instruments	(3)	(2)
Investments in and loans to unconsolidated affiliates	(38)	(26)
Cash received on loans from unconsolidated affiliates	—	4
Other, net	(5)	12
Net cash used in investing activities	(529)	(440)
Financing Activities
Debt proceeds	2,807	480
Debt issuance costs	(21)	(3)
Repayments of debt	(3,084)	(1,221)
Repurchase of common stock	(836)	(241)
Dividends paid	(270)	(148)
Payments of withholding tax on stock awards	(185)	(60)
Other, net	(28)	2
Net cash used in financing activities	(1,617)	(1,191)
Effect of exchange rate changes on cash and cash equivalents	(1)	2
Net decrease in cash and cash equivalents	(313)	(2)
Cash and cash equivalents at beginning of period	825	388
Cash and cash equivalents at end of period	$512	$386

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$320	$279
Non-cash Investing Activities
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$145	$42

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields, Net Yields and Adjusted Gross Margin per PCD are calculated as follows (in millions, except APCD, PCD, Yields, and Adjusted Gross Margin per PCD. Certain amounts may not add or calculate due to the use of rounded numbers):

	Quarter Ended March 31,
	2026	2026 On a Constant Currency Basis	2025
Total revenues	$4,452	$4,386	$3,999
Less:
Cruise operating expenses	2,247	2,226	2,079
Depreciation and amortization expenses	461	465	412
Gross Margin	1,744	1,695	1,508
Add:
Payroll and related	400	400	340
Food	264	264	239
Fuel	265	265	277
Other operating	542	530	500
Depreciation and amortization expenses	461	465	412
Adjusted Gross Margin	$3,675	$3,619	$3,276

APCD	13,702,703	13,702,703	12,657,992
Passenger Cruise Days	14,873,199	14,873,199	13,768,332
Gross Margin Yields	$127.29	$123.69	$119.09
Net Yields	$268.23	$264.08	$258.83
Adjusted Gross Margin per PCD	$247.12	$243.30	$237.96

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel are calculated as follows (in millions, except APCD and costs per APCD. Certain amounts may not add or calculate due to the use of rounded numbers):

	Quarter Ended March 31,
	2026	2026 On a Constant Currency Basis	2025
Total cruise operating expenses	$2,247	$2,226	$2,079
Marketing, selling and administrative expenses	582	575	562
Gross Cruise Costs	2,830	2,800	2,641
Less:
Commissions, transportation and other	564	556	522
Onboard and other	212	211	200
Net Cruise Costs including other costs	2,053	2,033	1,919
Less:
Restructuring charges and other initiatives expenses (1)	3	3	2
Net Cruise Costs	2,050	2,031	1,917
Less:
Fuel	265	265	277
Net Cruise Costs excluding Fuel	$1,786	$1,766	$1,640

APCD	13,702,703	13,702,703	12,657,992
Gross Cruise Costs per APCD	$206.51	$204.36	$208.68
Net Cruise Costs per APCD	$149.63	$148.19	$151.44
Net Cruise Costs excluding Fuel per APCD	$130.32	$128.88	$129.54

(1) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are calculated as follows (in millions, except APCD and per APCD data. Certain amounts may not add or calculate due to the use of rounded numbers):

	Quarter Ended March 31,
	2026	2025

Net Income attributable to Royal Caribbean Cruises Ltd.	$941	$730
Interest income	(5)	(2)
Interest expense, net of interest capitalized	278	249
Depreciation and amortization expenses	461	412
Provision for income taxes	26	16
EBITDA	1,701	1,405

Other income	(2)	(5)
Restructuring charges and other initiative expenses (1)	3	2
Adjusted EBITDA	$1,702	$1,402

Total revenues	$4,452	$3,999

APCD	13,702,703	12,657,992
Net Income attributable to Royal Caribbean Cruises Ltd. per APCD	$68.71	$57.66
Adjusted EBITDA per APCD	$124.21	$110.73
Adjusted EBITDA Margin	38.2%	35.1%

(1) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd., and Adjusted Earnings per Share are calculated as follows (in millions, except per share data. Certain amounts may not add or calculate due to the use of rounded numbers):

	Quarter Ended March 31,
	2026	2025

Net Income attributable to Royal Caribbean Cruises Ltd.	$941	$730
Loss on extinguishment of debt and inducement expense (1)	29	10
Restructuring charges and other initiative expenses (2)	3	2
Amortization of Silversea intangible assets resulting from the Silversea acquisition (3)	2	2
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	$975	$744

Earnings per Share - Diluted (4)	$3.48	$2.70
Adjusted Earnings per Share - Diluted (5)	$3.60	$2.71

Weighted-Average Shares Outstanding - Diluted	271	276

(1) For 2026, includes the loss on extinguishment of debt associated with redemptions of the senior notes maturing in 2026. For 2025, includes $10 million of inducement expense related to the settlements of the 2025 6.00% convertible notes. These amounts are included in Interest expense, net of interest capitalized within our consolidated statements of comprehensive income (loss).
(2) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(3) Represents the amortization of the Silversea intangible assets resulting from the 2018 Silversea acquisition.
(4) For 2025, Diluted EPS includes the add-back of dilutive inducement and interest expense related to our convertible notes of $15 million for the quarter ended March 31, 2025.
(5) For 2025, Adjusted Diluted EPS includes the add-back of dilutive interest expense related to our convertible notes of $5 million for the quarter ended March 31, 2025.